Exhibit 10.15

Limited Waiver and Amendment to Loan Documents entered into between Silicon Valley Bank and Netopia, Inc.

Silicon Valley Bank

Limited Waiver and

Amendment to Loan Documents

Borrower: Netopia, Inc.

Date:     June 12, 2003

THIS LIMITED WAIVER AND AMENDMENT TO LOAN DOCUMENTS is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”).

The Parties agree to amend the Loan and Security Agreement between them, dated June 27, 2002 (as otherwise amended, if at all, the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)

1. Waiver of Financial Covenant Default. Borrower has advised Silicon that Borrower has failed to comply with the Minimum Tangible Net Worth Financial Covenant set forth in Section 5 of the Schedule to Loan and Security Agreement entitled “5. FINANCIAL COVENANTS (Section 5.1)” for the reporting period ending April 30, 2003 (the “Covenant Default”). Silicon and Borrower agree that the Borrower’s Covenant Default is hereby waived retroactive to April 1, 2003. It is understood by the parties hereto, however, that such waiver does not constitute a waiver of any other provision or term of the Loan Agreement or any related document, nor an agreement to waive in the future this covenant or any other provision or term of the Loan Agreement or any related document.

2. Collection of Accounts. Section 4.4 of the Loan Agreement is hereby amended to read as follows: which presently reads as follows:

4.4 Collection of Accounts.

(a)	Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Silicon, and Borrower shall immediately deposit all such payments and proceeds, in the form received and duly endorsed, into a collateral account maintained with Silicon (the “Cash Collateral Account”).

(b)

As long any Revolving Loan remains outstanding, Borrower shall provide Silicon with a transaction report and borrowing base report at least weekly. Following receipt by Silicon of the transaction report and borrowing base report from Borrower, the following shall occur: (i) the first $3,000,000 of payments on, and proceeds of, Accounts received after the transaction report will be remitted to Borrower (payments on, and proceeds of, Accounts received in excess of $3,000,000 will be maintained in the Cash Collateral Account); (ii) if there is an Overadvance, Borrower shall immediately pay to Silicon, from its separate funds, the amount of the Overadvance and Silicon is hereby authorized to charge said amount to Borrower’s operating account; and (iii) if the amount in the Borrower’s operating account is not sufficient to pay the Overadvance, after Borrower has paid said amount to Silicon (or Silicon has charged said amount to Borrower’s operating account), Silicon shall apply from the Cash Collateral

Account an amount sufficient to repay the remaining portion of the Overadvance and thereafter Silicon will remit any balance in the Cash Collateral Account to the Borrower.

(c)	Notwithstanding the foregoing provisions of this Section 4.4, if at any time there is more than $3,000,000 in the Cash Collateral Account, Borrower shall either (i) immediately pay to Silicon, from its separate funds, an amount equal to the excess, which shall be applied to the Obligations in such order as Silicon shall determine, or (ii) within one Business Day provide Silicon with a current transaction report and borrowing base and repay to Silicon the amount of any Overadvance. If Borrower does not take either of the actions in clause (i) or (ii) above within said time periods, Silicon may apply from the Cash Collateral Account the amount therein in excess of $3,000,000, to the Obligations in such order as Silicon shall determine. Silicon may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other ‘blocked account’ as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify in its good faith business judgment.

3. Modified Audit Fees. That certain sentence in Section 5.4 of the Loan Agreement that currently reads as follows:

The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $500 per person per day (or such higher amount as shall represent Silicon’s then current standard charge for the same), plus reasonable out of pocket expenses.

is hereby amended to read as follows:

The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $500 per person per day (or such higher amount as shall represent Silicon’s then current standard charge for the same), plus reasonable out of pocket expenses; provided, however, commencing June 27, 2004, the charge therefor shall be $750 per person per day (or such higher amount as shall represent Silicon’s then current standard charge for the same), plus reasonable out of pocket expenses.

4. Modified Maturity Date. The Maturity Date set forth in Section 4 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

4. MATURITY DATE

(Section 6.1):    June 27, 2005.

5. Modified Financial Covenants. Section 5 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

5. FINANCIAL COVENANTS

(Section 5.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Adjusted
Quick Ratio:	Borrower shall maintain an Adjusted Quick Ratio of not less than the following:
For the month ending April 30, 2003 and each month ending thereafter (unless reset as provided for below): 1.25 to 1.

On or before June 27, 2004, the Adjusted Quick Ratio
Financial Covenant will be reset for the compliance
periods subsequent to June 27, 2004 by Silicon based
on Borrower’s projected financial statements for such
periods, such projected financial statements to have
been approved by the Borrower’s Board of Directors
and accepted jointly by Borrower and Silicon in their
respective discretion.

Minimum Tangible
Net Worth:	Borrower shall maintain a Tangible Net Worth of not less than the following
For each of the months ending April 30, 2003 and May 31, 2003: $20,000,000.
For the month ending June 30, 2003 and each month thereafter (unless reset as provided for below): $20,000,000 plus 50% of the Borrower’s net income in each fiscal quarter ending after the date hereof (commencing with the fiscal quarter ending June 30, 2003). Increases in the Minimum Tangible Net Worth Covenant based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth Covenant be decreased. On or before June 27, 2004, the Minimum Tangible Net Worth Financial Covenant will be reset for the compliance periods subsequent to June 27, 2004 by Silicon based on Borrower’s projected financial statements for such periods, such projected financial statements to have been approved by the Borrower’s Board of Directors and accepted jointly by Borrower and Silicon in their respective discretion.

Minimum Cash
On Hand:	Borrower shall at all times maintain a minimum of unrestricted cash (and cash equivalents) in accounts maintained at Silicon in an amount of not less than $3,000,000.

Definitions.	For purposes of the foregoing financial covenants, the following terms shall have the following meanings:
“Adjusted Quick Ratio” shall mean the ratio of (i) Borrower’s unrestricted cash maintained at Silicon plus cash equivalents maintained at Silicon plus Receivables and investments made on behalf of the Borrower through Silicon’s Investment Product Services Division (“ISP Division”) to (ii) Borrower’s current liabilities plus the outstanding principal amount of any Obligations less deferred revenues. “Current assets”, “current liabilities” and “liabilities” shall have the meaning ascribed thereto by GAAP. “Tangible Net Worth” shall mean the excess of total assets over total liabilities, determined in accordance with GAAP, with the following adjustments:
(A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other

Affiliates, and (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises

(B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which Silicon agrees in writing is acceptable to Silicon in its good faith business judgment.

6. Modified Covenant Regarding Deposit Accounts. Notwithstanding anything to the contrary in Subclause (1) of Section 8 of the Schedule to Loan and Security Agreement, Silicon hereby consents to the maintenance by Borrower of up to $250,000 (the “Maximum Deposit”) in the aggregate at any one time, exclusive of deposits with respect to Borrower’s payroll compensation, in one or more of Borrower’s Deposit Accounts with Wells Fargo Bank without having to cause Wells Fargo Bank to execute and deliver in favor of Silicon the required control agreement(s) in respect thereof. It is understood by Borrower, however, that such consent does not constitute a waiver of any failure of Borrower to comply with Section 8(1) of the Schedule to Loan and Security Agreement in respect of such Deposit Accounts if the aggregate balance maintained on deposit therein exceeds the Maximum Deposit, or in respect of any other Deposit Accounts, or any other provision or term of the Loan Agreement or any other Loan Document, nor an agreement to waive compliance, in the future, with Section 8(1) of the Schedule to Loan and Security Agreement in respect of such Deposit Accounts if the aggregate balance maintained on deposit therein exceeds the Maximum Deposit, or in respect of any other Deposit Accounts, or any other provision or term of the Loan Agreement, or any other Loan Document.

7. Modified Covenant Regarding Copyright Filings. Subclause (4) of Section 8 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

(4) Intellectual Property. Borrower (nor its subsidiaries Starnet Technologies, Inc., Serus Acquisition Corporation, Weborder, Inc. and Cayman Systems, Inc., such subsidiaries being collectively referred to herein as the “Guarantors”) has no present maskworks, software, computer programs and other works of authorship registered with the United States Copyright Office. Borrower covenants and agrees that it shall not register any maskworks, software, computer programs or other works of authorship subject to United States copyright protection with the United States Copyright Office without first complying with the following: (i) providing Silicon with at least 15 days prior written notice thereof, (ii) providing Silicon with a copy of the application for any such registration and (iii) executing and filing such other instruments, and taking such further actions as Silicon may reasonably request from time to time to perfect or continue the perfection of Silicon’s interest in the Collateral, including without limitation the filing with the United States Copyright Office, simultaneously with the filing by Borrower of the application for any such registration, of a copy of that certain Intellectual Property Security Agreement between Borrower and Silicon and dated June 27, 2002 (or, in the case of the Guarantors, that certain Intellectual Property Security Agreement between Guarantors and Silicon and dated June 27, 2002) or a Supplement thereto in form acceptable to Silicon identifying the maskworks, software, computer programs or other works of authorship being registered and confirming the grant of a security interest therein in favor of Silicon.

8. Fee. In consideration for Silicon entering into this Amendment, Borrower shall pay Silicon a fee in the aggregate amount of $133,000 due and payable as follows: (i) $70,000 on June 27, 2003 and (ii) $63,000 on June 27, 2004. Such fee shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said fee to Borrower’s loan account.

9. Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

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10. General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower: NETOPIA, INC.		Silicon: SILICON VALLEY BANK

By		By
	President or Vice President	Title

By
Secretary or Ass’t Secretary

CONSENT

THE UNDERSIGNED ACKNOWLEDGES THAT HIS CONSENT TO THE FOREGOING AGREEMENT IS NOT REQUIRED, BUT THE UNDERSIGNED NEVERTHELESS DOES HEREBY CONSENT TO THE FOREGOING AGREEMENT AND TO THE DOCUMENTS AND AGREEMENTS REFERRED TO THEREIN AND TO ALL FUTURE MODIFICATIONS AND AMENDMENTS THERETO, AND ANY TERMINATION THEREOF, AND TO ANY AND ALL OTHER PRESENT AND FUTURE DOCUMENTS AND AGREEMENTS BETWEEN OR AMONG THE FOREGOING PARTIES. NOTHING HEREIN SHALL IN ANY WAY LIMIT ANY OF THE TERMS OR PROVISIONS OF THE CONTINUING GUARANTY OF THE UNDERSIGNED, ALL OF WHICH ARE HEREBY RATIFIED AND AFFIRMED.

STARNET TECHNOLOGIES, INC.	SERUS ACQUISITION CORPORATION

By	By
Title	Title

WEBORDER, INC.	CAYMAN SYSTEMS, INC.

By	By
Title	Title